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                                                                  EXHIBIT (a)(7)


  This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated
      May 17, 1999, and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making
               of the Offer or acceptance thereof would not be in
                 compliance with the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
      (and associated rights to purchase Series B Participating Cumulative
                                Preferred Stock)

                                       OF
                            GRADALL INDUSTRIES, INC.
                             AT $20.00 NET PER SHARE
                                       BY
                              JLG ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                              JLG INDUSTRIES, INC.

         JLG Acquisition Corp., a Delaware corporation (the "Merger Subsidiary") and a wholly-owned subsidiary of JLG Industries, Inc., a Pennsylvania corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, $0.001 par value (together with associated rights to purchase Series B Participating Cumulative Preferred Stock) (collectively, the "Shares"), of Gradall Industries, Inc., a Delaware corporation (the "Company"), at $20.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").
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THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
TUESDAY, JUNE 15, 1999 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, REPRESENTS MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL OF THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR ON A MERGER. CERTAIN STOCKHOLDERS OF THE COMPANY OWNING APPROXIMATELY 34.4% OF THE OUTSTANDING SHARES HAVE AGREED TO TENDER THEIR SHARES IN THE OFFER.

         The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 10, 1999 (the "Merger Agreement"), among the Company, Parent and the Merger Subsidiary. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or waiver of all conditions to the Merger, the Merger Subsidiary will be merged with and into the Company (the "Merger"), with the Company surviving. Pursuant to the Merger, each outstanding Share (other than Shares owned by Parent, any subsidiary of Parent or the Company and Shares held by stockholders properly exercising appraisal rights under Delaware law (as described in the Offer to Purchase)) will be converted into the right to receive $20.00 in cash, without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS BY UNANIMOUS VOTE APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Merger Subsidiary may, subject to certain limitations set forth in the Merger Agreement and described in the Offer to Purchase, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn, or (iv) delay acceptance for payment or payment for Shares subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

         The Merger Subsidiary reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such
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extension to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"). Any
such extension will be followed as promptly as practicable by public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to applicable withdrawal rights.

         For purposes of the Offer, the Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, as and if the Merger Subsidiary gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and any other required documents.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 15, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company is providing its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager
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as set forth below, and copies will be furnished promptly at the Merger
Subsidiary's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.
                                 77 Water Street
                               New York, NY 10005
                      Banks and Brokers Call (212) 425-1685
                    ALL OTHERS CALL TOLL FREE (800) 769-6414


                      The Dealer Manager for the Offer is:

                               GLEACHER & CO. LLC
                               660 Madison Avenue
                             New York, NY 10021-8405
                            Telephone: (212) 418-4200
                            Facsimile: (212) 752-2711


May 17, 1999